To The Board of Directors of
First Sunrise Inc.

                   Re: First Sunrise Inc.



Boykoff and Bell, PC, certified public accountants, do hereby consent to the use of our opinion dated August 28, 1997 to First Sunrise Inc. to be used and filed in connection with the SB-2 Registration Statement and Prospectus, as filed with the Securities and Exchange Commission. We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.





Boykoff and Bell, PC

BOYKOFF AND BELL, PC

Dated: November 18, 1997

To The Board of Directors of
First Sunrise Inc.

                   Re: First Sunrise Inc.



SCHONFELD & WEINSTEIN, L.L.P. does hereby consent to the use of our opinion dated November 11, 1997, to First Sunrise Inc. to be used and filed in connection with the SB-2 Registration Statement and Prospectus, as filed with the Securities and Exchange Commission.





Schonfeld & Weinstein, L.L.P.

SCHONFELD & WEINSTEIN, L.L.P.

Dated: November 11, 1997